Exhibit 99.1
8233 Baumgart Road Evansville, IN 47725 www.shoecarnival.com (812) 867-4034	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Executive Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS THIRD QUARTER 2004 RESULTS

       Evansville, Indiana, November 16, 2004 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today announced sales and earnings for the third quarter ended October 30, 2004. Net earnings for the 13-week third quarter were $4.9 million compared with $5.5 million in the third quarter of fiscal 2003. Diluted earnings per share were $0.38 per share compared with $0.42 per share in last year's third quarter.

       Net sales for the third quarter increased 6.8 percent to $162.7 million from $152.4 million last year. Comparable store sales increased 0.4 percent for the 13-week period.

       The gross profit margin for the third quarter decreased to 29.1 percent from 29.8 percent in the third quarter last year. The 0.7 percent decrease, as a percentage of sales, resulted from a 0.3 percent decrease in the merchandise margin and a 0.4 percent increase in buying, distribution and occupancy expenses. The decrease in the merchandise margin was due to a continued promotional environment in the mid-tier retail sector. The increase in buying, distribution and occupancy costs, as a percentage of sales, was due to a lack of sales leverage on occupancy costs.

       Selling, general and administrative expenses, as a percentage of sales, increased to 24.1 percent from 23.9 percent in the third quarter of 2003 primarily due to higher advertising expenses. Store closing and impairment expenses in the third quarter were $425,000 compared with $330,000 incurred in the third quarter last year. New store pre-opening costs incurred in the third quarter of 2004 were $456,000, or 0.3 percent of sales, compared with $646,000, or 0.4 percent of sales last year.

       Net earnings for the first nine months of 2004 were $11.4 million, or $0.88 per share on a diluted basis, compared with net earnings of $12.1 million, or $.93 per share on a diluted basis, for the first nine months of last year. Net sales increased 5.3 percent to $446.3 million for the first nine months from sales of $423.7 million last year. Comparable store sales decreased 1.5 percent for the nine-month period. The gross profit margin for the first nine months of 2004 was 28.7 percent compared with 29.1 percent for the first nine months last year. Selling, general and administrative expenses for the first nine months of 2004, as a percentage of sales, were even with last year at 24.4 percent. New store pre-opening costs for the first nine months of 2004 were $1.3 million, or 0.3 percent of sales, compared with $2.25 million, or 0.5 percent of sales last year.

       Mark Lemond, president and chief executive officer stated, "The third quarter was one of mixed results. We were pleased to report a comparable store sales increase for the quarter. In addition, we're pleased with progress on improving the merchandise mix, particularly our women's non-athletic product. However, we were disappointed that lower margins and slightly higher selling, general and administrative expenses lead to a decline in net earnings for the third quarter."

       "We are committed to continue to evolve our business by improving the fashion element of our merchandise, enhancing the creative content of our advertising, and improving the customer experience in our stores with better visual displays and store layout. These initiatives are the foundation that should lead to meaningful increases in both sales and earnings as these initiatives mature and the retail environment improves."

       The Company also announced that it expects to earn between $0.01 and $0.04 per diluted share in the fourth quarter of 2004. These estimates are predicated on total sales increasing between seven and eight percent and comparable store sales of flat to up two percent.

       The Company opened six stores and closed one store in the third quarter and ended the quarter with 255 stores. For the fourth quarter the Company will open an additional three stores, two of which have opened, and expects to close three. For the full year, the Company expects to open 22 new stores and close four ending the year with 255 stores consisting of 2.9 million square feet of retail space. For fiscal 2005, the Company expects to open approximately 15 new stores and close four.

       The six stores opened during the third quarter included locations in:

City Greenwood Village, CO Clearwater, FL Tallahassee, FL Ankeny, IA Florissant, MO Roanoke, VA	Market/Stores Denver/3 Tampa/6 Tallahassee/1 Des Moines/3 St. Louis/11 Roanoke/2

       Recently, several changes have been announced relating to the Company's efforts to improve its advertising and marketing efforts. Myrna Reiss joined the Company in October as Vice President - Marketing. She has over 15 years of executive-level retail marketing experience, most recently with Value City Department Stores. Additionally, Adamson Advertising of St. Louis, MO was named agency of record for the 2005 fiscal year. The agency will provide a complete brand development program for the Company including all advertising creative work, media planning and broadcast buying, point-of-sale displays, and other in-store marketing elements.

         Today, at 2:00 p.m. Eastern time, the Company will host a conference call to discuss the third quarter results. The public can listen to the live webcast of the call by visiting Shoe Carnival's Investor Relations page at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

        This press release contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; risks associated with the seasonality of the retail industry; the availability of desirable store locations at acceptable lease terms and our ability to open new stores in a timely and profitable manner; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People's Republic of China, a major manufacturer of footwear; and the continued favorable trade relations between the United States and China and other countries which are the major manufacturers of footwear.

        In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

        Shoe Carnival is a chain of 257 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on the Nasdaq Stock Market under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)
(Unaudited)

Thirteen Weeks Ended October 30, 2004	Thirteen Weeks Ended November 1, 2003	Thirty-nine Weeks Ended October 30, 2004	Thirty-nine Weeks Ended November 1, 2003

Net sales	$162,717	$152,365	$446,309	$423,678
Cost of sales (including buying,
distribution and occupancy costs)	115,341	107,006	318,227	300,487

Gross profit	47,376	45,359	128,082	123,191
Selling, general and administrative
expenses	39,149	36,401	108,811	103,297

Operating income	8,227	8,958	19,271	19,894
Interest expense	138	160	509	502

Income before income taxes	8,089	8,798	18,762	19,392
Income tax expense	3,155	3,299	7,317	7,272

Net income	$4,934	$5,499	$11,445	$12,120

Net income per share:
Basic	$.38	$.43	$.89	$.96

Diluted	$.38	$.42	$.88	$.93

Average shares outstanding:
Basic	12,831	12,684	12,812	12,654

Diluted	13,008	13,062	13,053	13,014

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

October 30, 2004	January 31, 2004	November 1, 2003

ASSETS
Current Assets:
Cash and cash equivalents	$3,789	$4,071	$3,072
Accounts receivable	2,152	587	2,280
Merchandise inventories	172,375	165,110	165,356
Deferred income tax benefit	684	1,954	1,183
Other	2,076	6,753	4,731

Total Current Assets	181,076	178,475	176,622
Property and equipment-net	69,683	69,246	70,129

Total Assets	$250,759	$247,721	$246,751

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$39,095	$53,181	$40,270
Accrued and other liabilities	9,718	8,208	9,334
Current portion of long-term debt	94	222	268

Total Current Liabilities	48,907	61,611	49,872
Long-term debt	24,201	21,956	36,195
Deferred lease incentives	7,929	8,033	8,175
Accrued rent	2,897	2,808	2,707
Deferred income taxes	8,080	7,544	4,737
Other	1,535	1,218	1,106

Total Liabilities	93,549	103,170	102,792

Total Shareholders' Equity	157,210	144,551	143,959

Total Liabilities and Shareholders' Equity	$250,759	$247,721	$246,751

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

Thirty-nine Weeks Ended October 30, 2004	Thirty-nine Weeks Ended November 1, 2003

Cash flows from operating activities:
Net income	$11,445	$12,120
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	10,828	10,287
Stock option income tax benefit	708	202
Loss on retirement and impairment of assets	341	435
Deferred income taxes	1,806	(516)
Other	(226)	378
Changes in operating assets and liabilities:
Accounts receivable	(1,606)	(1,362)
Merchandise inventories	(7,266)	(19,265)
Accounts payable and accrued liabilities	(12,575)	(9,531)
Other	4,672	(2,822)

Net cash provided by (used in) operating activities	8,127	(10,074)

Cash flows from investing activities:
Purchases of property and equipment	(11,620)	(17,532)
Lease incentives	529	3,251
Other	59	367

Net cash used in investing activities	(11,032)	(13,914)

Cash flows from financing activities:
Net borrowings under line of credit	2,300	20,875
Payments on capital lease obligations	(183)	(343)
Proceeds from issuance of stock	506	746

Net cash provided by financing activities	2,623	21,278

Net decrease in cash and cash equivalents	(282)	(2,710)
Cash and cash equivalents at beginning of period	4,071	5,782

Cash and Cash Equivalents at End of Period	$3,789	$3,072